Exhibit 99.1

 AMCOL INTERNATIONAL (NYSE: ACO) REPORTS INCREASE IN DILUTED EARNINGS PER SHARE
               FROM CONTINUING OPERATIONS OVER 2005 THIRD QUARTER

    ARLINGTON HEIGHTS, Ill., Oct. 20 /PRNewswire-FirstCall/ -- AMCOL International Corporation (NYSE: ACO) today reported 2006 third quarter income from continuing operations of $16.0 million or $0.52 per diluted share, compared with $11.4 million or $0.37 per diluted share in the same prior-year period. The 2006 third quarter income from continuing operations includes a $0.09 per diluted share net benefit resulting from income tax refunds.

    Net income for the quarter ended September 30, 2006 was $16.6 million, or $0.54 per diluted share, compared with $11.4 million, or $0.37 per diluted share, in the prior-year period. Net income for the quarter ended September 30, 2006 includes a $0.6 million, or $0.02 per diluted share, benefit from discontinued operations, reflecting income tax refunds associated with the absorbent polymers segment that was sold in the second quarter of 2000.

    Net sales from continuing operations rose 12 percent to $160.2 million for the quarter ended September 30, 2006, compared with $142.9 million for the period in 2005. Operating profit from continuing operations grew over the 2005 third quarter by 3 percent to $16.4 million. Current period operating profit includes a $0.7 million expense for professional fees relating to the aforementioned amended tax returns, and prior period gross profit and operating profit includes a $0.2 million reduction in mining-related taxes due to legislative changes in Montana. Excluding the effect of these one-time items, operating profit increased 8.5 percent or $1.3 million over the prior year period.

    For the nine-month period ended September 30, 2006, income from continuing operations was $37.7 million, or $1.22 per diluted share, compared with $27.9 million, or $0.91 per diluted share in the same period of 2005. As previously mentioned in this release, the current-year period includes a $0.09 per share net benefit from income tax refunds. Net income was $38.2 million, or $1.24 per diluted share, compared with $32.7 million, or $1.06 per diluted share, in the same period of 2005. Net income for the nine months ended September 30, 2006 and 2005 includes a gain from discontinued operations of $0.02 and $0.15 per diluted share, respectively.

    Net sales from continuing operations were $455.6 million for the nine- month period ended September 30, 2006, compared with $401.3 million in the prior-year period, or an increase of 13.5 percent. Operating profit for the period was $43.3 million compared with $37.7 million in 2005, or an increase of 15 percent. The current period operating profit includes a $0.7 million expense for professional fees relating to amended tax returns, and prior period gross profit and operating profit benefited from a $2.1 million reduction in mining-related taxes due to legislative changes in Montana. Excluding the effect of these one-time items, operating profit increased 23.6 percent or $8.4 million over the prior year period.

    This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the financial overview.

    In the third quarter of 2006, we began capturing discrete financial information for our Oilfield services business and reporting it separately. In accordance with generally accepted accounting principles, we have revised our segment reporting to reflect the way we now manage and view our business - with Oilfield services segment reported separately from our Environmental segment. We have also recast the segment information for prior periods to conform to this new presentation.

    Larry Washow, AMCOL president and chief executive officer said, "Overall we had a productive quarter, both operationally and financially, with diluted earnings per share up over the third quarter of 2005 and several targeted investments completed. Our worldwide operations reported strong results, benefiting from our Asian mineral groups and our European environmental groups. The U.S. metalcasting market has shown a flattening, but oil drilling continues to be strong."

    Washow continued, "We have provided detailed information on our Oilfield Services segment which has built a unique platform and our third quarter results highlight the effectiveness of this segment. I am particularly pleased with our portfolio evolution, demonstrating the attractiveness of our product offering to customers."

    "Compared to the strong third quarter the Environmental segment had in 2005, the segment again had strong sales, offset by weaker than expected margins. We experienced margin pressure from our newest group, Contracting Services, which contributed to the segment's sales but is not yet adding to the bottom line. This Group is working to attain the profit margins we had expected for this business," Washow commented.

    Washow added that the Environmental segment's third quarter general, selling and administrative expenses were impacted by increased staffing needs to meet the sales demands but has remained constant at about 19 percent of sales.

    FINANCIAL OVERVIEW

    Third-Quarter Operating Results

    The Environmental segment accounted for approximately 54 percent of the sales growth in the third quarter. The Minerals segment contributed 29 percent and the Oilfield Services segment contributed 17 percent, while the Transportation segment was flat.

    Gross margin for the quarter was 26.4 percent compared with 26.7 percent in the prior-year third quarter. The Oilfield Services segment's gross margin for the quarter increased 340 basis points while the Environmental and Minerals segments' gross margin declined by 230 and 30 basis points, respectively. The Transportation segment's gross margins decreased by 20 basis points.

    General, selling and administrative expenses were $25.8 million in the 2006 third quarter, an increase of $3.7 million or 17 percent over the 2005 period. Higher personnel-related costs in the Environmental and Oilfield Services segments were the primary causes for the increase. Professional fees related to the amended income tax returns accounted for approximately $0.7 million of the increase. Research and development expenses remained constant at $1.5 million in the third quarter of 2006 versus the third quarter of 2005. The nanocomposites business, which is included in the Corporate segment, benefited from one-time adjustments totaling approximately $0.2 million related to depreciation and obsolete inventory reserves.

    Operating margin for the quarter was 10.2 percent compared with 11.2 percent in the prior-year period. The margin decline was principally impacted by higher general, selling and administrative expenses.

    Interest expense increased by approximately $0.4 million over the prior-year quarter due to higher average debt levels and increased interest rates. Other expense for the period was $0.3 million compared with income of $0.2 million in 2005. The change was primarily attributed to foreign exchange losses incurred at the European subsidiaries.

    The Company's effective tax rate was 8.0 percent for the third quarter of 2006 versus 33.1 percent for the same period in 2005. The 2006 period benefited from favorable tax reductions of approximately $3.4 million relating to amended tax returns, while the 2005 period included a charge of $1.5 million for write-off of tax receivables. Excluding the effect of both of these adjustments, the comparative third quarter effective tax rates for 2006 and 2005 were 29 percent and 23.9 percent, respectively.

    Income from affiliates and joint ventures contributed approximately $0.06 per diluted share in the 2006 third quarter compared with $0.03 per diluted share in the prior-year period. Higher profits earned at the Company's Indian-based investments led to the increase.

    The weighted average number of common and common equivalent shares was constant at 30.8 million for the quarter ended September 30, 2006 and 2005.

    Financial Position

    Long-term debt increased to $60.1 million at September 30, 2006 compared to $34.8 million at December 31, 2005. The increase was primarily due to greater working capital levels, capital expenditures and acquisitions. Debt represented 18 percent of total capitalization at September 30, 2006, compared with 12 percent at December 31, 2005. Cash and cash equivalents were $15.3 million at September 30, 2006 compared with $16.0 million at the end of 2005.

    Working capital increased to $167.9 million at September 30, 2006 from $147.9 million at December 31, 2005; our current ratio remained relatively constant.

    Cash flow provided by operating activities was $29.0 million for the year-to-date nine months ended September 30, 2006 as compared with $17.4 million in the prior-year period. Higher net income and a lower increase in working capital contributed to the improvement over the 2005 period.

    Capital expenditures amounted to $30.0 million for the year-to-date nine months ended September 30, 2006, compared with $20.0 million for the same period in 2005. The increase is primarily due to investments within the Minerals segment manufacturing plants. The Company expended $11.7 million for acquisitions in the 2006 period, including approximately $10.5 million in the third quarter for a business included in the Oilfield Services segment.

    During the first nine months of 2006, the Company repurchased 220 thousand shares of its common stock for $5.6 million, or an average price of $25.24 per share. The stock repurchase program approved by the Board of Directors in May 2004 expired in the third quarter of 2006.

    This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission.

    AMCOL International, headquartered in Arlington Heights, Ill., produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Co.), Volclay International, Nanocor and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's third quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

                         AMCOL INTERNATIONAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (In thousands, except per share data)

                                            Nine Months Ended            Three Months Ended
                                              September 30,                 September 30,
                                      ---------------------------   ---------------------------
                                          2006           2005           2006           2005
                                      ------------   ------------   ------------   ------------
Continuing Operations:
Net sales                             $    455,637   $    401,322   $    160,172   $    142,928
Cost of sales                              337,995        296,977        117,954        104,831
  Gross profit                             117,642        104,345         42,218         38,097

General, selling and
 administrative expenses                    74,359         66,690         25,810         22,138
  Operating profit                          43,283         37,655         16,408         15,959
Other income (expense):
  Interest expense, net                     (1,835)        (1,195)          (740)          (390)
  Other, net                                   259           (831)          (273)           160
                                            (1,576)        (2,026)        (1,013)          (230)
Income before income taxes and
 income from affiliates and
 joint ventures                             41,707         35,629         15,395         15,729
Income tax expense (benefit)                 8,505          9,659          1,237          5,202
  Income before income from
   affiliates and joint ventures            33,202         25,970         14,158         10,527

Income from affiliates and
 joint ventures                              4,462          1,942          1,876            915

Income from continuing operations           37,664         27,912         16,034         11,442

Discontinued Operations:                       585          4,755            585              -
Income from discontinued operations            585          4,755            585              -

Net income                            $     38,249   $     32,667   $     16,619   $     11,442

Weighted average common shares
 outstanding                                29,903         29,489         29,962         29,649

Weighted average common and common
 equivalent shares outstanding              30,874         30,798         30,825         30,832

Basic earnings per share:
  Continuing operations               $       1.26   $       0.95   $       0.54   $       0.39
  Discontinued operations                     0.02           0.16           0.02              -
Basic earnings per share              $       1.28   $       1.11   $       0.56   $       0.39

Diluted earnings per share:
  Continuing operations               $       1.22   $       0.91   $       0.52   $       0.37
  Discontinued operations                     0.02           0.15           0.02              -
Diluted earnings per share            $       1.24   $       1.06   $       0.54   $       0.37

Dividends declared per share          $       0.35   $       0.28   $       0.12   $       0.10

                         AMCOL INTERNATIONAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                               September 30,   December 31,
                                                   2006            2005
                                               -------------   ------------
                                                (unaudited)          *
ASSETS
Current assets:
  Cash                                         $      15,319   $     15,997
  Accounts receivable, net                           134,145        101,725
  Inventories                                         79,364         75,455
  Prepaid expenses                                    12,110          9,068
  Current deferred tax assets                          3,866          3,698
  Income taxes receivable                                  -          4,864
  Other                                                  573            402

    Total current assets                             245,377        211,209

Investments in and advances to
 affiliates and joint ventures                        29,893         19,730

Property, plant, equipment, mineral
 rights and reserves:
  Land and mineral rights                             15,856         12,761
  Depreciable assets                                 285,378        252,430

                                                     301,234        265,191
  Less: accumulated depreciation                     179,296        165,127

                                                     121,938        100,064
Other assets:
  Goodwill                                            26,462         20,644
  Intangible assets, net                               2,722          3,009
  Deferred tax assets                                  5,275          4,579
  Other assets                                        11,264          9,294

                                                      45,723         37,526
                                               $     442,931   $    368,529

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $      28,766   $     24,722
  Accrued liabilities                                 48,743         38,547

    Total current liabilities                         77,509         63,269

Long-term debt                                        60,100         34,838

Minority interests in subsidiaries                       262            259
Deferred compensation                                  7,823          7,045
Other liabilities                                     15,186         14,262

                                                      23,271         21,566
Stockholders' equity:
  Common stock                                           320            320
  Additional paid in capital                          76,140         72,194
  Retained earnings                                  211,883        184,125
  Accumulated other comprehensive income              13,936          8,644

                                                     302,279        265,283
Less:
  Treasury stock                                      20,228         16,427

                                                     282,051        248,856
                                               $     442,931   $    368,529

*   Condensed from audited financial statements.

                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

                                                  Nine Months Ended September 30,
                            ---------------------------------------------------------------------------
Minerals                             2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $  237,463        100.0%  $  222,643        100.0%  $   14,820          6.7%
Cost of sales                  191,152         80.5%     177,343         79.7%      13,809          7.8%
  Gross profit                  46,311         19.5%      45,300         20.3%       1,011          2.2%
General, selling
 and administrative
 expenses                       18,093          7.6%      17,041          7.7%       1,052          6.2%
  Operating profit              28,218         11.9%      28,259         12.6%         (41)        -0.1%

                                                  Nine Months Ended September 30,
                            ---------------------------------------------------------------------------
Environmental                        2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $  151,996        100.0%  $  128,505        100.0%  $   23,491         18.3%
Cost of sales                   99,934         65.7%      83,131         64.7%      16,803         20.2%
  Gross profit                  52,062         34.3%      45,374         35.3%       6,688         14.7%
General, selling
 and administrative
 expenses                       30,896         20.3%      26,430         20.6%       4,466         16.9%
  Operating profit              21,166         14.0%      18,944         14.7%       2,222         11.7%

                                                  Nine Months Ended September 30,
                            ---------------------------------------------------------------------------
Oilfield services                    2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   43,270        100.0%  $   28,710        100.0%  $   14,560         50.7%
Cost of sales                   28,558         66.0%      19,502         67.9%       9,056         46.4%
  Gross profit                  14,712         34.0%       9,208         32.1%       5,504         59.8%
General, selling
 and administrative
 expenses                        7,366         17.0%       5,390         18.8%       1,976         36.7%
  Operating profit               7,346         17.0%       3,818         13.3%       3,528         92.4%

                                                  Nine Months Ended September 30,
                            ---------------------------------------------------------------------------
Transportation                       2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   38,619        100.0%  $   36,804        100.0%  $    1,815          4.9%
Cost of sales                   34,062         88.2%      32,341         87.9%       1,721          5.3%
  Gross profit                   4,557         11.8%       4,463         12.1%          94          2.1%
General, selling and
 administrative expenses         2,367          6.1%       2,419          6.6%         (52)        -2.1%
  Operating profit               2,190          5.7%       2,044          5.5%         146          7.1%

                                                  Nine Months Ended September 30,
                                         -------------------------------------------------
Corporate                                   2006         2005            2006 vs 2005
--------------------------------------   ----------   ----------   -----------------------
                                                      (Dollars in Thousands)
Intersegment shipping sales              $  (15,711)  $  (15,340)
Intersegment shipping costs                 (15,711)     (15,340)

  Gross profit                                    -            -
Corporate general, selling
 and administrative expenses                 13,591       12,819          772          6.0%

Nanocomposite business
 development expenses                         2,046        2,591         (545)       -21.0%
Operating loss                               15,637       15,410          227          1.5%

                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

                                                  Three Months Ended September 30,
                            ---------------------------------------------------------------------------
Minerals                             2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   79,274        100.0%  $   74,318        100.0%  $    4,956          6.7%
Cost of sales                   63,503         80.1%      59,275         79.8%       4,228          7.1%
  Gross profit                  15,771         19.9%      15,043         20.2%         728          4.8%
General, selling and
 administrative expenses         5,791          7.3%       5,244          7.1%         547         10.4%
Operating profit                 9,980         12.6%       9,799         13.1%         181          1.8%

                                                  Three Months Ended September 30,
                            ---------------------------------------------------------------------------
Environmental                        2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   59,120        100.0%  $   49,832        100.0%  $    9,288         18.6%
Cost of sales                   39,303         66.5%      31,999         64.2%       7,304         22.8%
  Gross profit                  19,817         33.5%      17,833         35.8%       1,984         11.1%
General, selling and
 administrative
 expenses                       10,968         18.6%       9,392         18.8%       1,576         16.8%
  Operating profit               8,849         14.9%       8,441         17.0%         408          4.8%

                                                  Three Months Ended September 30,
                            ---------------------------------------------------------------------------
Oilfield services                    2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   14,157        100.0%  $   11,245        100.0%  $    2,912         25.9%
Cost of sales                    9,090         64.2%       7,605         67.6%       1,485         19.5%
  Gross profit                   5,067         35.8%       3,640         32.4%       1,427         39.2%
General, selling
 and administrative
 expenses                        2,797         19.8%       1,963         17.5%         834         42.5%
  Operating profit               2,270         16.0%       1,677         14.9%         593         35.4%

                                                  Three Months Ended September 30,
                            ---------------------------------------------------------------------------
Transportation                       2006                      2005                   2006 vs 2005
-------------------------   -----------------------   -----------------------   -----------------------
                                                       (Dollars in Thousands)
Net sales                   $   13,300        100.0%  $   13,224        100.0%  $       76          0.6%
Cost of sales                   11,737         88.2%      11,643         88.0%          94          0.8%
  Gross profit                   1,563         11.8%       1,581         12.0%         (18)        -1.1%
General, selling and
 administrative expenses           788          5.9%         830          6.3%         (42)        -5.1%
  Operating profit                 775          5.9%         751          5.7%          24          3.2%

                                                 Three Months Ended September 30,
                                         -------------------------------------------------
Corporate                                   2006         2005            2006 vs 2005
--------------------------------------   ----------   ----------   -----------------------
                                                       (Dollars in Thousands)
Intersegment shipping sales              $   (5,679)  $   (5,691)
Intersegment shipping costs                  (5,679)      (5,691)
  Gross profit                                    -            -
Corporate general,
 selling and
 administrative expenses                      5,070        3,786        1,284         33.9%
Nanocomposite business
 development expenses                           396          923         (527)       -57.1%
Operating loss                                5,466        4,709          757         16.1%

                         AMCOL INTERNATIONAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (In thousands)

                                                                Nine Months Ended
                                                                  September 30,
                                                          ---------------------------
                                                              2006           2005
                                                          ------------   ------------
Cash flow from operating activities:
  Net income                                              $     38,249   $     32,667
  Adjustments to reconcile net income to net cash:
   provided by (used in) operating activities:
    Gain on disposal of discontinued operations                   (585)        (4,755)
    Depreciation, depletion, and amortization                   14,606         14,629
    Changes in assets and liabilities,
     net of effects of acquisitions:
      Decrease (Increase) in current assets                    (33,693)       (25,748)
      Decrease (Increase) in noncurrent assets                  (2,171)        (2,190)
      Increase (decrease) in current liabilities                14,256            210
      Increase (decrease) in noncurrent
       liabilities                                               1,703          1,358
      Other                                                     (3,400)         1,276
        Net cash provided by (used in)
         operating activities                                   28,965         17,447

Cash flow from investing activities:
  Acquisition of land, mineral rights,
   and depreciable assets                                      (29,980)       (19,988)
  Acquisitions, net of cash                                    (11,722)        (1,997)
  Investments in and advances to affiliates
   and joint ventures                                           (5,260)        (2,336)
  Net tax refunds from the sale of
   discontinued operations                                         585          7,300
  Other                                                          1,226          2,918
        Net cash provided by (used in)
         investing activities                                  (45,151)       (14,103)
Cash flow from financing activities:
  Net change in outstanding debt                                22,257          6,151
  Proceeds from sales of treasury stock                          2,350          1,247
  Purchases of treasury stock                                   (5,553)        (1,946)
  Dividends paid                                               (10,488)        (8,308)
  Excess tax benefits from
   stock-based compensation                                      1,931              -
        Net cash provided by (used in)
         financing activities                                   10,497         (2,856)
Effect of foreign currency rate changes on cash                  5,011         (2,939)
Net increase (decrease) in cash and
 cash equivalents                                                 (678)        (2,451)
Cash and cash equivalents at beginning of period                15,997         17,594
Cash and cash equivalents at end of period                $     15,319   $     15,143

SOURCE  AMCOL International Corporation
    -0-                             10/20/2006
    /CONTACT: Jennifer Melsheimer, Investor Relations Manager for AMCOL International Corporation, +1-847-394-8730/
    /Web site:  http://www.amcol.com /
    (ACO)